GLASGAL COMMUNICATIONS, INC.
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                            FOR THE SIX MONTHS ENDED
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                   October 31,1997                  October 31, 1996
                                                   ---------------                  ----------------


Earnings (loss) per share



Income (loss) from continuing                        $       59                          $  3,052
operations

Discontinued operations                                      --                           (1,627)
                                                      ---------                         ---------



Net income                                           $       59                          $  1,425
                                                      ---------                           -------



Weighted average number of shares                        27,096                            23,420
  outstanding



Assumed issuances under exercise of                       1,972                             2,325
                                                      ---------                           -------
stock options and warrants



Weighted average and common stock                        29,068                            25,745
                                                      ---------                           -------
  equivalents



Income (loss) from continuing                              0.00                             $0.12
operations

Discontinued operations per share                          0.00                            (0.06)



Net income (loss) per share                          $     0.00                          $   0.06